UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 333-63768

                                           333-88560

See Table of Registrants

(Exact name of registrant as specified in its charter)

c/o Blackstone Real Estate Partners V L.P.

345 Park Avenue, New York, NY 10154

(212) 583-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Guarantee of 9% Senior Notes due 2008

Guarantee of 9 1/8% Senior Notes due 2011

Guarantee of 10 1/2% Senior Notes due 2009

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)	☐	Rule 12h-3(b)(1)(i)	☒
Rule 12g-4(a)(1)(ii)	☐	Rule 12h-3(b)(1)(ii)	☐
Rule 12g-4(a)(2)(i)	☐	Rule 12h-3(b)(2)(i)	☐
Rule 12g-4(a)(2)(ii)	☐	Rule 12h-3(b)(2)(ii)	☐
		Rule 15d-6	☐

TABLE OF REGISTRANTS

Exact Name of Registrant as Specified in Its Charter
MeriStar Acquisition Company, L.L.C.
AGH PSS I, Inc.
AGH UPREIT LLC
MeriStar Sub 4C, L.P.
MeriStar Sub 4F, L.P.
MeriStar Sub 4E, L.P.
MeriStar Sub 4H, L.P.
MeriStar Sub 4B, L.P.
MeriStar Sub 7H, L.L.C.
MeriStar Sub 1B, L.L.C.
MeriStar Sub 7G, L.L.C.
MeriStar Sub 6J, L.L.C.
MeriStar Sub 6K, L.L.C.
MeriStar Sub 6I, L.L.C.
MeriStar Sub 3D, L.L.C.
MeriStar Sub 5R, L.L.C.
MeriStar Sub 5A, L.L.C.
MeriStar Sub 6G, L.L.C.
MeriStar Sub 3A, L.L.C.
MeriStar Sub 1A, L.L.C.
MeriStar Sub 5E, L.L.C.
MeriStar Sub 5D, L.L.C.
MeriStar Sub 4J, L.L.C.
Meristar Sub 6C, L.L.C.
MeriStar Sub 4D, L.L.C.
MeriStar Sub 6E, L.L.C.
MeriStar Sub 6D, L.L.C.
MeriStar Sub 7E, L.L.C.
MeriStar Sub 3C, L.L.C.
MeriStar Sub 7F, L.L.C.
MeriStar Sub 7D, LLC
MeriStar Sub 8E, L.L.C.
MeriStar Sub 8C, L.L.C.
MeriStar Sub 6B, L.L.C.
MeriStar Sub 6A, L.L.C.
MeriStar Sub 6F, L.L.C.
MeriStar Sub 8B, L.L.C.
MeriStar Sub 1D, L.P.
MeriStar Sub 1C, L.P.
MeriStar Sub 5K, LLC
MeriStar Sub 5H, LLC
MeriStar Sub 2A, LLC
MeriStar Sub 6L, LLC
MDV Limited Partnership
MeriStar Sub 4A, LTD.
MeriStar Sub 5G, Limited Partnership.
MeriStar Sub 6H, L.P.

Exact Name of Registrant as Specified in Its Charter
MeriStar Hotel Lessee, Inc.
Meristar Sub 6M Company
Meristar LP, L.L.C.
MeriStar Sub 7A Joint Venture
MeriStar Sub 8F, LTD.
MeriStar Sub 8G, LLC
CapStar Cherry Hill Company, L.L.C.

Approximate number of holders of record as of the certification or notice date: (see below)

Securities	Holders of Record
Guarantee of 9% Senior Notes due 2008	9
Guarantee of 9 1/8% Senior Notes due 2011	14
Guarantee of 10 1/2% Senior Notes due 2009	0

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the Registrants listed below have caused this certification/notice to be signed on their behalf by the undersigned duly authorized persons as of May 2, 2006.

MERISTAR LP, L.L.C., a Nevada corporation

By:	/s/ Kenneth A. Caplan
	Name:	Kenneth A. Caplan
	Title:	Managing Director and Vice President

MERISTAR HOTEL LESSEE, INC., a Delaware corporation

By:	/s/ Kenneth A. Caplan
	Name:	Kenneth A. Caplan
	Title:	Managing Director and Vice President

AGH PSS I, INC., a Delaware corporation

By:	/s/ Kenneth A. Caplan
	Name:	Kenneth A. Caplan
	Title:	Managing Director and Vice President

MERISTAR ACQUISITION COMPANY, L.L.C., a Delaware limited liability company

By:	MeriStar Hospitality Operating Partnership, L.P., a Delaware limited partnership, member

	By:	MeriStar Hospitality Corporation, a Maryland corporation, general partner

		By:	/s/ Kenneth A. Caplan
			Name:	Kenneth A. Caplan
			Title:	Managing Director and Vice President

AGH UPREIT LLC, a Delaware limited liability company

By:	MeriStar Hospitality Operating Partnership, L.P., a Delaware limited partnership, member

	By:	MeriStar Hospitality Corporation, a Maryland corporation, general partner

		By:	/s/ Kenneth A. Caplan
			Name:	Kenneth A. Caplan
			Title:	Managing Director and Vice President

MERISTAR SUB 4C, L.P. MERISTAR SUB 4F, L.P. MERISTAR SUB 4E, L.P. MERISTAR SUB 4H, L.P. MERISTAR SUB 4B, L.P. MERISTAR SUB 1D, L.P. MERISTAR SUB 1C, L.P., each a Delaware limited partnership

By:	MeriStar Hospitality Operating Partnership, L.P., a Delaware limited partnership, member

	By:	MeriStar Hospitality Corporation, a Maryland corporation, general partner

		By:	/s/ Kenneth A. Caplan
			Name:	Kenneth A. Caplan
			Title:	Managing Director and Vice President

MERISTAR SUB 7H, L.L.C.

MERISTAR SUB 1B, L.L.C.

MERISTAR SUB 7G, L.L.C.

MERISTAR SUB 6J, L.L.C.

MERISTAR SUB 6K, L.L.C.

MERISTAR SUB 6I, L.L.C.

MERISTAR SUB 3D, L.L.C.

MERISTAR SUB 5R, L.L.C.

MERISTAR SUB 5A, L.L.C.

MERISTAR SUB 6G, L.L.C.

MERISTAR SUB 3A, L.L.C.

MERISTAR SUB 1A, L.L.C.

MERISTAR SUB 5E, L.L.C.

MERISTAR SUB 5D, L.L.C.

MERISTAR SUB 4J, L.L.C.

CAPSTAR CHERRY HILL COMPANY, L.L.C.

MERISTAR SUB 6C, L.L.C.

MERISTAR SUB 4D, L.L.C.

MERISTAR SUB 6E, L.L.C.

MERISTAR SUB 6D, L.L.C.

MERISTAR SUB 7E, L.L.C.

MERISTAR SUB 3C, L.L.C.

MERISTAR SUB 7F, L.L.C.

MERISTAR SUB 7D, L.L.C.

MERISTAR SUB 8E, L.L.C.

MERISTAR SUB 8C, L.L.C.

MERISTAR SUB 6B, L.L.C.

MERISTAR SUB 6A, L.L.C.

MERISTAR SUB 6F, L.L.C.

MERISTAR SUB 8B, L.L.C.

MERISTAR SUB 5K, LLC

MERISTAR SUB 5H, LLC

MERISTAR SUB 2A, LLC

MERISTAR SUB 8G, LLC, each a Delaware limited liability company

By:	MeriStar Hospitality Operating Partnership, L.P., a Delaware limited partnership, member

	By:	MeriStar Hospitality Corporation, a Maryland corporation, general partner

		By:	/s/ Kenneth A. Caplan
			Name:	Kenneth A. Caplan
			Title:	Managing Director and Vice President

MERISTAR SUB 6L, LLC, a Delaware limited liability company

By:	AGH UPREIT LLC, a Delaware limited liability company, member

	By:	MeriStar Hospitality Operating Partnership, L.P., a Delaware limited partnership, member

		By:	MeriStar Hospitality Corporation, a Maryland corporation, member

		By:	/s/ Kenneth A. Caplan
			Name:	Kenneth A. Caplan
			Title:	Managing Director and Vice President

MDV LIMITED PARTNERSHIP, a Texas limited partnership

MERISTAR SUB 4A, LTD., a Texas limited partnership

MERISTAR SUB 5G, LIMITED PARTNERSHIP, a Florida limited partnership

MERISTAR SUB 6H, L.P., a Delaware limited partnership

By:	AGH UPREIT LLC, a Delaware limited liability company, their general partner

	By:	MeriStar Hospitality Operating Partnership, L.P., a Delaware limited partnership, member

		By:	MeriStar Hospitality Corporation, a Maryland corporation, general partner

		By:	/s/ Kenneth A. Caplan
			Name:	Kenneth A. Caplan
			Title:	Managing Director and Vice President

MERISTAR SUB 6M COMPANY, a Maryland general partnership

By:	MeriStar Sub 6A, L.L.C., a Delaware limited liability company, partner

	By:	MeriStar Hospitality Operating Partnership, L.P., a Delaware limited partnership, member

		By:	MeriStar Hospitality Corporation, a Maryland corporation, general partner

			By:	/s/ Kenneth A. Caplan
				Name:	Kenneth A. Caplan
				Title:	Managing Director and Vice President

MeriStar Sub 6F, L.L.C., a Delaware limited liability company, partner

By:	MeriStar Hospitality Operating Partnership, L.P., a Delaware limited partnership, member

	By:	MeriStar Hospitality Corporation, a Maryland corporation, general partner

		By:	/s/ Kenneth A. Caplan
			Name:	Kenneth A. Caplan
			Title:	Managing Director and Vice President

MERISTAR SUB 7A JOINT VENTURE, an Ohio general partnership

By:	AGH UPREIT LLC, a Delaware limited liability company, partner

	By:	MeriStar Hospitality Operating Partnership, L.P., a Delaware limited partnership, member

		By:	MeriStar Hospitality Corporation, a Maryland corporation, member

			By:	/s/ Kenneth A. Caplan
				Name:	Kenneth A. Caplan
				Title:	Managing Director and Vice President

MERISTAR SUB 8F, LTD., a Texas general partnership

By:	MeriStar Sub 8G, LLC a Delaware limited liability company, its general partner

	By:	MeriStar Hospitality Operating Partnership, L.P., a Delaware limited partnership, its managing member

		By:	MeriStar Hospitality Corporation, a Maryland corporation, its general partner

			By:	/s/ Kenneth A. Caplan
				Name:	Kenneth A. Caplan
				Title:	Managing Director and Vice President